EXHIBIT 99.1

The Bon-Ton Stores, Inc. Announces Locations of Store Closures
as Part of Store Rationalization Program

MILWAUKEE, WI (January 31, 2018) –The Bon-Ton Stores, Inc. (OTCQX: BONT) (“the Company”), today announced the 42 locations that will be closed as part of its previously communicated store rationalization program. The closing stores will include locations under all of the Company’s nameplates.
“As part of the comprehensive turnaround plan we announced in November, we are taking the next steps in our efforts to move forward with a more productive store footprint,” said Bill Tracy, president and chief executive officer for The Bon-Ton Stores. “Including other recently announced store closures, we expect to close a total of 47 stores in early 2018. We remain focused on executing our key initiatives to drive improved performance in an effort to strengthen our capital structure to support the business going forward.”
Mr. Tracy continued, “We would like to thank the loyal customers who have shopped at these locations and express deep gratitude to our team of hard-working associates for their commitment to Bon-Ton and to serving our customers.”
In order to ensure a seamless experience for customers, Bon-Ton has partnered with a third-party liquidator, Hilco Merchant Resources, to help manage the store closing sales. The store closing sales are scheduled to begin on February 1, 2018 and run for approximately 10 to 12 weeks. Associates at these locations will be offered the opportunity to interview for available positions at other store locations.
The closing locations announced today are in addition to five other recently announced store closures, four of which the Company completed at the end of January and one at which the Company will conclude its closing sale in February. Following is the full list of closing stores:

NAMEPLATE	MALL	CITY	STATE
Herberger's	Pine Ridge Mall	Chubbuck	Idaho
Carson’s Clearance Center	Aurora Shopping Center	Aurora	Illinois
Carson’s	Riverside Plaza	Chicago	Illinois
Carson's	Village Mall	Danville	Illinois
Carson’s	Northland Plaza	DeKalb	Illinois
Carson’s Clearance Center	Village Plaza	Morton Grove	Illinois
Bergner's	Sheridan Village	Peoria	Illinois
Carson’s	Streets of Woodfield	Schaumburg	Illinois
Carson's	Mounds Mall	Anderson	Indiana
Carson's	Fair Oaks Mall	Columbus	Indiana
Carson's	Concord Mall	Elkhart	Indiana
Carson’s	Circle Centre Mall	Indianapolis	Indiana
Carson's	Five Points Mall	Marion	Indiana
Younkers	College Square Mall	Cedar Falls	Iowa
Younkers	Westdale Mall	Cedar Rapids	Iowa
Elder-Beerman	Kentucky Oaks Mall	Paducah	Kentucky
Elder-Beerman	Adrian Mall	Adrian	Michigan
Carson's	Orchards Mall	Benton Harbor	Michigan
Herberger’s Clearance Center	Birch Run Station	Maplewood	Minnesota
Bon-Ton	Steeplegate Mall	Concord	New Hampshire
Bon-Ton	Phillipsburg Mall	Phillipsburg	New Jersey
Bon-Ton	Aviation Mall	Queensbury	New York
Bon-Ton	Salmon Run Mall	Watertown	New York
Elder-Beerman	Northtowne Mall	Defiance	Ohio
Bon-Ton	The Point at Carlisle Plaza	Carlisle	Pennsylvania
Bon-Ton	The Commons	Dubois	Pennsylvania
Bon-Ton	Millcreek Mall	Erie	Pennsylvania
Bon-Ton	The Johnstown Galleria	Johnstown	Pennsylvania
Bon-Ton	Susquehanna Valley Mall	Selinsgrove	Pennsylvania
Bon-Ton	Nittany Mall	State College	Pennsylvania
Bon-Ton	Stroud Mall	Stroudsburg	Pennsylvania
Bon-Ton	Trexler Mall	Trexlertown	Pennsylvania

Herberger's	Cache Valley Mall	Logan	Utah
Younkers	Fox River Mall	Appleton	Wisconsin
Boston Store	Heritage Village	Beaver Dam	Wisconsin
Elder-Beerman	Eclipse Center	Beloit	Wisconsin
Younkers	Forrest Mall	Fond Du Lac	Wisconsin
Younkers	Lakeshore Edgewater Plaza	Manitowoc	Wisconsin
Younkers	Pine Tree Mall	Marinette	Wisconsin
Boston Store Clearance Center	5659 S. 27th Street	Milwaukee	Wisconsin
Younkers	Mariner Mall	Superior	Wisconsin
Younkers	Wausau Center Mall	Wausau	Wisconsin

Previously Announced
NAMEPLATE	MALL	CITY	STATE
Bon-Ton	Valley Mall	Hagerstown	Maryland
Younkers	Westwood Mall	Marquette	Michigan
Bon-Ton	St. Lawrence Centre	Massena	New York
Bon-Ton	University Mall	South Burlington	Vermont
Elder-Beerman	Grand Central Mall	Vienna	West Virginia

About The Bon-Ton Stores, Inc.
The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 260 stores, which includes nine furniture galleries and four clearance centers, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves.  For further information, please visit http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “believe,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2017 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve profits; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including the store rationalization program and initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the ability of the Company to change its capital structure; and the financial condition of mall operators. Any sales results reported herein do not necessarily predict the company’s performance for the full 2017 holiday season or for the fiscal fourth quarter as a whole. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

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MEDIA CONTACT:

Christine Hojnacki, 414-347-5329

christine.hojnacki@bonton.com